EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statement (Nos. 333-181479, 333-201049, 333-216135, 333-239459, and 333-257392) on Form S-8 of Supernus Pharmaceuticals, Inc. of our report dated April 13, 2022, with respect to the consolidated balance sheets of Supernus Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Baltimore, Maryland
April 13, 2022